EXHIBIT 3.3

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

TXON INTERNATIONAL DEVELOPMENT CORPORATION

a Nevada corporation

The undersigned certify that:

1.	They are the president and the secretary, respectively, of Txon International Development Corporation.

2.	Article I of the Articles of Incorporation of this corporation is amended to read as follow:

“The name of this corporation shall be: China World Trade Corporation.”

3.	The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors and a majority of the stockholders of this corporation.

We further declare under penalty of perjury under the laws of the State of Nevada that the matters set forth in this certificate are true and correct of our own knowledge.

Date: September 15, 2000

/s/ John H.W. Hui
John H.W. Hui, President

/s/ John H.W. Hui
John H.W. Hui, President